Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our dual dated report dated August 8, 2025 and October 16, 2025, relating to the financial statements of SC II Acquisition Corp as of July 7, 2025, and for the period from June 30, 2025 (inception) through July 7, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 6, 2025